Exhibit 99.1

PPD Announces Second Quarter 2005 Earnings

Contacts:
Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS;

RAISES GUIDANCE FOR 2005

Second Quarter Highlights:

•	Gross new business authorizations of $372.1 million

•	Second quarter 2005 EPS of $0.41

•	Development segment net revenue growth of 22.8 percent year-over-year

•	Cash flow from operations of $40.5 million; $87.9 million year-to-date

WILMINGTON, N.C., July 13, 2005—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2005.

For the second quarter of 2005, PPD recorded net revenue of $245.1 million, an increase of 22.2 percent over net revenue of $200.5 million for the second quarter of 2004. Net revenue for the second quarter 2005 included reimbursed out-of-pocket expenses of $16.6 million, compared to $15.3 million for the same period in 2004.

Second quarter 2005 income from operations was $33.5 million, compared to income from operations of $32.2 million for the same period in 2004. Research and development expense for the second quarter 2005, which was primarily related to compound partnering activities, was $11.4 million, compared to R&D expense of $3.6 million for the same period last year. Second quarter 2004 income from operations included a $2.1 million pre-tax restructuring charge related to our former chemistry building.

Second quarter 2005 earnings per diluted share were $0.41, the same as in second quarter 2004. Second quarter 2004 earnings per diluted share included the restructuring charge, a non-cash charge of $2.0 million related to the impairment of an equity investment, and a $3.7 million tax benefit associated with the utilization of previously reserved capital loss carry forwards.

Segment Performance

Development segment net revenue, which does not include reimbursed out-of-pocket expenses, for the second quarter of 2005 was $224.9 million, an increase of 22.8 percent over the same period in 2004. Development segment income from operations for the second quarter 2005 was $45.4 million, increasing 19.7 percent compared to the same period in 2004.

PPD Announces Second Quarter 2005 Earnings

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $3.6 million for the second quarter of 2005, compared to $2.0 million in the same period last year. Discovery sciences segment second quarter 2005 loss from operations was $11.9 million, compared to a loss from operations of $5.7 million for the second quarter 2004. The increased loss from operations was primarily due to increased R&D spending on compound partnering activities. Second quarter 2004 income from operations included the $2.1 million pre-tax restructuring charge.

Other Financial Information

Gross new business authorizations for the second quarter of 2005 totaled $372.1 million. The second quarter 2005 cancellation rate was 18.4 percent. Year-to-date net days sales outstanding at June 30, 2005 were 33.0 days. Second quarter 2005 cash flow from operations was $40.5 million. At June 30, 2005, PPD had $288.1 million in cash and minimal debt.

“PPD delivered another strong performance in the core business this quarter with record new business wins and development segment growth of 23 percent,” said Fred Eshelman, chief executive officer of PPD. “Our performance for the quarter underscores our commitment to remaining client-focused and operationally disciplined to drive value across multiple fronts.”

Revised Guidance for 2005

PPD also announced today in a separate release that it has entered into an agreement with Takeda Pharmaceutical Company Limited and its wholly owned subsidiary, Takeda San Diego, Inc. (formerly Syrrx, Inc.), in which Takeda San Diego acquired the development and marketing rights to all dipeptidyl peptidase IV (DPP4) inhibitors previously granted to PPD under the collaboration agreement dated November 19, 2003 between PPD and Syrrx. Based on the new DPP4 agreement with Takeda and PPD’s recent financial performance, PPD also announced today that it is increasing its previously issued financial guidance for 2005. PPD now expects net revenue, excluding reimbursed out-of-pockets, to be in the range of $940 to $950 million, compared to a previous range of $885 to $900 million. PPD also now expects earnings per diluted share for the remainder of 2005, as compared to previous quarterly and full year earnings guidance, to be in the following ranges:

	Previous Guidance	New Guidance
Q1	$0.55 - $0.56	$0.62A
Q2	$0.38 - $0.41	$0.41A
Q3	$0.43 - $0.45	$0.67 - $0.69
Q4	$0.49 - $0.51	$0.56 - $0.58
FY	$1.85 - $1.93	$2.26 - $2.30

Earnings per diluted share for the development segment are forecasted to be in the range of $2.13 to $2.17, compared to the previous range of $2.06 to $2.10. Under the revised guidance, the discovery sciences segment earnings contribution includes a $15.0 million milestone payment from Takeda under the new DPP4 agreement in the third quarter 2005, a reduction in R&D expense primarily associated with the DPP4 clinical development program, and contributions from other discovery sciences operations. The revised full-year 2005 discovery segment earnings guidance

PPD Announces Second Quarter 2005 Earnings

also includes the $0.07 per diluted share, net of tax, gain associated with the exchange of assets as part of the acquisition of the biomarker business from SurroMed, Inc. reported in the first quarter 2005. The biomarker transaction and the resulting gain were not in the previous financial guidance for 2005.

PPD excludes reimbursed out-of-pockets from its forecasted 2005 net revenue because they cannot be accurately predicted and are not significant because they do not affect operating income, net income or earnings per share. PPD believes this non-GAAP financial information is useful to investors because it more accurately reflects the revenue that will be generated by the services PPD expects to provide in 2005, and because it provides information for period-to-period comparisons.

“The signing of the agreement with Takeda is another significant and strategic milestone for PPD,” said Fred Eshelman, chief executive officer of PPD. “PPD has now successfully worked with partners to advance two drug candidates through early stages of clinical development and to transfer these candidates to third parties for further clinical development and potential commercialization.”

PPD will conduct a live conference call and audio Webcast tomorrow, July 14, 2005, at 9:00 a.m. ET to discuss its second quarter 2005 results and revised 2005 financial guidance. A Q&A session will follow. To access the Webcast, please visit http://www.ppdi.com and follow the instructions under the Corporate News section of the Web page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

As a leading global provider of discovery and development services and products for pharmaceutical, biotechnology and medical device companies, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients maximize the return on their R&D investments. With proven discovery through post-market resources, the company also offers compound partnering opportunities. PPD has more than 7,100 professionals worldwide with offices in 28 countries. For more information on PPD, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including the revenue and earnings guidance for 2005 and statements regarding the new agreement with Takeda, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; increased cancellation rates; competition within the outsourcing industry; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenue:
Development	$224,862	$183,178	$437,783	$357,892
Discovery sciences	3,636	2,033	16,496	9,581
Reimbursed out-of-pockets	16,644	15,325	34,917	28,343

Total net revenue	245,142	200,536	489,196	395,816

Direct costs:
Development	112,787	90,834	221,117	179,044
Discovery sciences	1,992	1,282	3,757	2,848
Reimbursable out-of-pocket expenses	16,644	15,325	34,917	28,343

Total direct costs	131,423	107,441	259,791	210,235

Research and development	11,445	3,638	20,266	4,924
Selling, general and administrative	58,987	47,816	114,419	92,975
Depreciation	9,512	6,883	17,871	13,600
Amortization	279	417	567	742
Gain on exchange of assets	—	—	(5,144)	—
Restructuring charges	—	2,114	—	2,619

Income from operations	33,496	32,227	81,426	70,721

Impairment of equity investment	—	(2,000)	—	(2,000)
Other income, net	2,892	1,208	4,072	1,712

Income before income taxes	36,388	31,435	85,498	70,433
Income tax expense	12,736	8,121	26,225	22,355

Net income	$23,652	$23,314	$59,273	$48,078

Net income per share:
Basic	$0.41	$0.41	$1.04	$0.86

Diluted	$0.41	$0.41	$1.03	$0.85

Weighted average number of shares outstanding:
Basic	57,059	56,223	56,909	56,188

Diluted	57,897	56,656	57,719	56,620

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$288,081	$249,368
Accounts receivable and unbilled services, net	$255,670	$265,067
Working capital	$287,224	$257,103
Total assets	$1,055,981	$975,201
Unearned income	$133,252	$153,170
Long-term debt, including current portion	$8,407	$6,970
Shareholders’ equity	$706,832	$635,310